                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         GETTY PETROLEUM MARKETING INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                                   GETTY LOGO

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1999
--------------------------------------------------------------------------------

To the Stockholders of
  GETTY PETROLEUM MARKETING INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Getty Petroleum Marketing Inc. (hereinafter called the "Company") will be held at 270 Park Avenue, 11th Floor, Conference Room "C," New York, New York, on June 17, 1999 at 10:30 a.m., for the following purposes:

     (1) To elect a Board of six directors to hold office for the ensuing year or until the election and qualification of their respective successors.

     (2) To ratify the appointment of PricewaterhouseCoopers L.L.P. as independent auditors for the Company for the fiscal year ended January 31, 2000.

     (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 22, 1999 are entitled to notice of and to vote at this meeting or any adjournments thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend, please promptly vote, sign, date and return the enclosed proxy instruction card in the enclosed U.S. postage-paid envelope. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use and vote in person at the meeting should you so desire.

                                          By Order of the Board of Directors,
                                          SAMUEL M. JONES
                                          SAMUEL M. JONES
                                          Vice President, General Counsel
                                          and Corporate Secretary

Jericho, New York
April 30, 1999

--------------------------------------------------------------------------------

PLEASE NOTE--IF YOU DO NOT PLAN TO ATTEND THE MEETING, IT WOULD BE APPRECIATED IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

                         GETTY PETROLEUM MARKETING INC.
                 125 JERICHO TURNPIKE, JERICHO, NEW YORK 11753
--------------------------------------------------------------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Petroleum Marketing Inc. (hereinafter called the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York, on June 17, 1999 at 10:30 a.m., and at any adjournments thereof, for the purpose of electing a Board of Directors, ratifying the appointment of independent auditors for the Company, and transacting such other business as may properly come before the meeting.

     On the April 22, 1999 record date for securities entitled to vote at the meeting, the Company had outstanding 13,945,526 shares of Common Stock. Each outstanding common share is entitled to one vote. The presence in person or by proxy of a majority of the outstanding common shares is required to constitute a quorum. In conformity with Maryland law, shares abstaining from voting or not voted on certain matters will not be treated as votes cast with respect to those matters, and, therefore, will not affect the outcome of any such matter.

     This Proxy Statement and form of proxy will be sent to stockholders in an initial mailing on or about April 30, 1999. The Company must receive stockholder proposals that are intended to be presented at the next annual meeting no earlier than March 20, 2000 and no later than April 19, 2000 in accordance with the Company's by-laws. Stockholder proposals to be considered for inclusion in next year's proxy statement must be received by the Company by December 31, 1999.

                             ELECTION OF DIRECTORS

     On April 19, 1999, the Board of Directors voted to increase the size of the Board from five to six directors. Accordingly, six directors are to be elected at the meeting for a term of one year or until their respective successors are elected and qualified. A plurality vote of the shares having voting power present in person or represented by proxy at the meeting is necessary for the election of the directors.

     We intend that you use the enclosed proxy to cast your votes for the election of the nominees named in the table set forth below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend that your proxy will be voted for the election of the person, if any, that is designated by the Board of Directors. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

           NAME--AGE                            OFFICES HELD IN THE COMPANY AND/OR
   SERVED AS DIRECTOR SINCE                  PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
-----------------------------------------------------------------------------------------------
Matthew J. Chanin--44              Senior Managing Director of Prudential Capital Group since
December 1996                      December 1995. Prior thereto, Mr. Chanin held senior
                                   investment positions with Prudential Insurance Company of
                                   America for more than five years.
Ronald E. Hall--67                 Director and former Chairman of the Board of Howell Corp.
December 1996                      since 1996. Prior thereto, Mr. Hall was President and Chief
                                   Executive Officer of CITGO Petroleum Corp. for more than
                                   five years.
Leo Liebowitz--71                  Chairman and Chief Executive Officer of the Company.
May 1971                           President and Chief Executive Officer of Getty Realty Corp.
Richard E. Montag--67              Real Estate Investment Consultant. Formerly Vice President
December 1996                      of Real Estate Development, The Richard E. Jacobs Group, for
                                   more than five years until 1998.
Howard Safenowitz--40              Vice President, Business Affairs, Walt Disney Pictures and
December 1998                      Television, and prior thereto an attorney for Walt Disney
                                   Company for more than five years. Director of Getty Realty
                                   Corp. since December 1998.

           NAME--AGE                            OFFICES HELD IN THE COMPANY AND/OR
   SERVED AS DIRECTOR SINCE                  PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
-----------------------------------------------------------------------------------------------
Howard Silverman--63*              Co-Chairman, First Capital Ventures, since 1996. Formerly
                                   Chairman, President and Chief Executive Officer of Gruntal &
                                   Co., L.L.C. for more than five years until 1995.

-------------------------

* Mr. Silverman, who is a new nominee to the Board and is not presently a director of the Company, served as a director of Getty Petroleum Corp. (the predecessor of Getty Realty Corp.) from 1986 to 1993.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Under the rules of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares.

     The following table sets forth the beneficial ownership of the Company's Common Stock based on beneficial ownership as of January 31, 1999, of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director or nominee for director of the Company, (iii) the Named Executive Officers (as defined below), and (iv) all directors, the nominee for director and executive officers as a group.

                                                                   SHARES OF                   PERCENT
                                                                  COMMON STOCK                OF CLASS
NAME                                                           BENEFICIALLY OWNED                (1)
--------------------------------------------------------------------------------------------------------
Matthew J. Chanin                                                      6,708                        *
Director
Ronald E. Hall                                                        16,337                        *
Director
Leo Liebowitz                                                      2,392,902(2)                 17.16%
Director, Chairman and
Chief Executive Officer
c/o Getty Petroleum Marketing Inc.
125 Jericho Turnpike
Jericho, New York 11753
Richard E. Montag                                                     36,986(3)                     *
Director
Howard Safenowitz                                                  2,361,281(4)                 16.93%
Director
21767 Los Alimos Street
Chatsworth, CA 91311
Howard Silverman                                                      27,000                        *
Nominee for Director
Vincent J. DeLaurentis                                                25,688(5)                     *
President and
Chief Operating Officer
A.R. Charnes                                                          20,896(6)                     *
Vice President of Marketing
Samuel M. Jones                                                       87,472(7)(9)                  *
Vice President, General Counsel
and Secretary
Michael K. Hantman                                                    82,631(8)(9)                  *
Vice President and Corporate Controller

                                                                   SHARES OF                   PERCENT
                                                                  COMMON STOCK                OF CLASS
NAME                                                           BENEFICIALLY OWNED                (1)
--------------------------------------------------------------------------------------------------------
Directors, Nominees and Executive                                  5,057,901                    36.27%
Officers as a group (10 persons)
Milton Cooper                                                      1,056,309                     7.57%
c/o Kimco Realty Corporation
3333 New Hyde Park Road
Suite 100
New Hyde Park, New York 11042
Safenowitz Partners LP(10)                                         1,534,601                    11.00%
c/o Howard Safenowitz, President
Safenowitz Family Corp., General Partner
21767 Los Alimos Street
Chatsworth, California 91311
Dimensional Fund Advisors Inc.(11)                                   915,806                     6.57%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

-------------------------

  * Total shares beneficially owned constitute less than one percent of the outstanding shares.

 (1) The percentage is determined by dividing the number of shares shown by the aggregate number of shares outstanding and the shares which may be acquired within 60 days.

 (2) Includes 3,659 shares held in the Company's Employee Stock Ownership Plan ("ESOP"), 16,788 shares held in the Company's and Getty Realty Corp.'s retirement plans, 115,377 shares held by Mr. Liebowitz' wife as to which he disclaims beneficial ownership and 30,724 shares held by a charitable foundation.

 (3) Includes 10,190 shares held Mr. Montag's wife as to which he disclaims beneficial ownership and 10,100 shares held jointly with his wife.

 (4) Includes 23,479 shares held as custodian for three minor children, 11,523 shares held by Mr. Safenowitz' wife as to which he disclaims beneficial ownership, 176,118 shares in The Marilyn Safenowitz Irrevocable Trust of which he is Co-Trustee and as to which he disclaims beneficial ownership, and 500,000 shares held by the Safenowitz Family Partnership, LP and 1,534,601 shares held by Safenowitz Partners LP (collectively, the "Limited Partnerships"). Mr. Safenowitz is the President of Safenowitz Family Corp., the General Partner of the Limited Partnerships, and he disclaims beneficial ownership of the shares held by the Limited Partnerships except to the extent of his pecuniary interest therein.

 (5) Includes 1,607 shares held by Mr. DeLaurentis' wife as to which he disclaims beneficial ownership, 1,007 shares held in the Company's ESOP and 3,054 shares held in the Company's retirement plan.

 (6) Includes 3,576 shares held in the Company's ESOP and 14,819 shares held in the Company's retirement plan.

 (7) Includes 3,804 shares held in the Company's ESOP.

 (8) Includes 3,804 shares held in the Company's ESOP and 6,171 shares held in the Company's retirement plan.

 (9) Gives effect to the vesting of outstanding Getty stock options held by these individuals pursuant to the Change of Control Agreements (as described below).

(10) These shares are also included in the total number of shares attributable to Howard Safenowitz as set forth in the table above and further described in Note 4.

(11) Based on a copy of an Amendment to Schedule 13G filed with the SEC and received by the Company on February 16, 1999. The Company has not attempted to independently verify the accuracy of the statements set forth in the Schedule.

             DIRECTORS' MEETINGS, COMMITTEES AND EXECUTIVE OFFICERS

     During the fiscal year ended January 31, 1999, the Board of Directors of the Company held four regular meetings. Except for one director who was absent at one meeting, each director who served as a director of the Company during the fiscal year attended all of the meetings of the Board of Directors of the Company and of the Committees of the Board on which the director served. Mr. Milton Safenowitz was a director until his death on October 27, 1998. At the December 1998 Board Meeting, Mr. Howard Safenowitz, who is the late Mr. Milton Safenowitz' son, was elected to the Board of Directors to serve until the next Annual Meeting.

     The Board of Directors of the Company has certain standing committees, including an Audit Committee, a Nominating Committee and a Compensation and Stock Option Committee, the membership and functions of which are described below.

     The Audit Committee**, consisting of Messrs. Montag (Chairman), Chanin and Hall, met one time last year. The Committee selects the firm of independent public accountants which audits the consolidated financial statements of the Company and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses the Company's financial accounting and reporting principles. The Committee also examines the summary reports of the internal auditor for the Company and discusses the adequacy of the Company's financial controls with the accountants and with management.

     The Nominating Committee, consisting of Messrs. Liebowitz (Chairman), Chanin and Hall, met three times last year. The Committee recommends candidates to the Board for election as officers. The Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company with the names of such nominees, together with their qualifications for service as a director of the Company.

     The Compensation and Stock Option Committee (the "Compensation Committee")**, which met once last year, consists of Messrs. Montag (Chairman), Chanin and Hall. The Compensation Committee administers the Company's Incentive Compensation Plan, Supplemental Retirement Plan and 1997 Stock Option Plan, and reviews the compensation of the directors and officers of the Company.

DIRECTORS' COMPENSATION

     Directors receive annual retainer fees of $12,000, and committee and board meeting fees of $1,000 for each meeting attended. Directors who are employees of the Company do not receive retainers or board meeting fees. Mr. Warren G. Wintrub, who is a director of Getty Realty Corp. and is also a director of a subsidiary of the Company, received $4,000 for attending four board meetings of such subsidiary.

OTHER EXECUTIVE OFFICERS

     Other Executive Officers during all or part of fiscal 1999 included Vincent
J. DeLaurentis, age 48, President of the Company since August 1997, and Chief Operating Officer of the Company since June 1998; A. R. Charnes, age 54, Vice President-Marketing since September 1998, General Manager of Marketing since February 1998, and a regional marketing manager of the Company since 1989***; Michael K. Hantman, age 47, Vice President of the Company since 1991 and Corporate Controller of the Company since 1985; and Samuel M. Jones, age 62, Vice President and General Counsel of the Company since 1986 and Corporate Secretary of the Company since 1994. Management is not aware of any family relationships among any of its directors, nominees or Executive Officers.

-------------------------

 ** The late Milton Safenowitz served as a member of the Audit and Compensation
    Committees until June 1998, at which time he resigned from the Committees and was replaced by Mr. Hall on the Audit Committee and Mr. Chanin on the Compensation Committee.

*** For the period prior to March 21, 1997, the date the Company was spun-off to the stockholders of Getty Petroleum Corp., all references to "Company" are to Getty Petroleum Corp., which after the spin off changed its name to Getty Realty Corp.

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

     The following tables set forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries (prior to March 21, 1997, Getty Petroleum Corp.) during the periods indicated.

                                                                                 LONG TERM COMPENSATION
                                           ANNUAL COMPENSATION          RESTRICTED      SECURITIES
                          FISCAL                         OTHER ANNUAL     STOCK         UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL     YEAR ENDED   SALARY     BONUS    COMPENSATION     AWARDS         OPTIONS     COMPENSATION
      POSITION          JANUARY 31     ($)       ($)        ($)(1)         ($)             (#)          ($)(2)
-----------------------------------------------------------------------------------------------------------------
Leo Liebowitz              1999      104,521    40,000                                                  22,028
Director,                  1998      144,970   116,000                                                  19,866
Chairman and Chief         1997      404,103   123,400                                                  69,843
Executive Officer
Vincent J.
  DeLaurentis              1999      319,308   100,000                                    25,000        54,225
President and Chief        1998      139,615   172,500                                    75,000        13,121
Operating Officer
A.R. Charnes(3)            1999      129,750    35,000                                     2,500        18,700
Vice President-            1998      101,915    37,500                                     5,000         5,935
Marketing                  1997       98,735    30,000                                     1,250         5,590
Michael K. Hantman         1999      127,925    98,623                                    10,000        30,613
Vice President and         1998      124,126   137,700                                    20,000        27,704
Corporate Controller       1997      120,429   116,261                                    10,000        26,170
Samuel M. Jones            1999      189,267    93,978                                    10,000        37,381
Vice President,            1998      183,762   137,700                                    20,000        34,286
General Counsel and        1997      178,156   116,261                                    10,000        32,949
Corporate Secretary

-------------------------
(1) None of the Named Executive Officers received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the officer's salary and bonus.

(2) All other compensation includes Company contributions to the defined contribution retirement profit sharing plan, matching contributions under the Company's 401(k) savings plan, Company contributions to the Supplemental Retirement Plan for executives and term life insurance premiums, all as set forth in the table on the following page.

(3) Mr. Charnes was elected as a Vice President in September 1998. Mr. Charnes received promotional salary increases when he was appointed General Manager of Marketing in February 1998 and when he was elected a Vice President in September 1998.

                          OTHER EXECUTIVE COMPENSATION

                                 FISCAL YEAR          DEFINED            COMPANY        SUPPLEMENTAL        TERM
                                    ENDED          CONTRIBUTION           MATCH          RETIREMENT         LIFE
                                 JANUARY 31       RETIREMENT PLAN      401(K) PLAN          PLAN          INSURANCE
-------------------------------------------------------------------------------------------------------------------
Leo Liebowitz                       1999              $2,516             $   --           $19,512          $   --
                                    1998               2,546                 --            17,320              --
                                    1997               2,373                 --            65,246           2,224
Vincent J. DeLaurentis              1999               2,516              4,800            42,345           4,564
                                    1998                  --                 --            11,788           1,333
A. R. Charnes                       1999               2,516              3,807            10,405           1,972
                                    1998               2,023              3,054                --             858
                                    1997               1,900              2,858                --             832
Michael K. Hantman                  1999               2,516              3,829            20,765           3,503
                                    1998               2,546              3,715            18,345           3,098
                                    1997               2,373              3,596            17,573           2,628
Samuel M. Jones                     1999               2,516              4,800            25,737           4,328
                                    1998               2,546              4,750            23,070           3,920
                                    1997               2,373              4,750            22,599           3,227

     In December 1994, Getty Petroleum Corp. entered into agreements (collectively, the "Change of Control Agreements") with its non-director officers and certain key employees, wherein Getty Petroleum Corp. agreed to make certain payments under certain circumstances upon a "change of control" of Getty Petroleum Corp. Under such circumstances, Getty Petroleum Corp. also agreed that all Getty stock options granted to such officer or key employee would immediately vest. In March 1996, Getty Petroleum Corp. amended the Change of Control Agreements to treat a spinoff or similar transaction involving a substantial portion of Getty Petroleum Corp.'s marketing or real estate business or assets as a "change of control". Accordingly, a "change of control" for purposes of the Change of Control Agreements occurred on March 21, 1997--the date the Company was spun off to Getty Petroleum Corp.'s stockholders. On such date the Company commenced performing Getty Petroleum Corp.'s obligations under the Change of Control Agreements for the covered Company officers and employees. On April 8, 1997, the Company formally confirmed to each officer and covered employee its obligations under the Change of Control Agreements. On March 9, 1998, the Change of Control Agreements were further amended to provide that in the event of the Company's termination of an officer or covered employee other than for cause, or by either party following the assignment of materially less favorable job responsibilities, then for the 24-month period after the date of termination for officers and two key employees, and 12 months for one officer and the other covered employees, the Company will pay to each such individual over the applicable period an amount not less than the average annual sum of the individual's (i) base salary, (ii) benefits under any incentive or bonus plan and (iii) total amount of employer contributions (other than elective salary deferrals) made to the individual's account under 401(k) and other deferred compensation plans, based upon the three year or shorter period prior to March 21, 1997. In addition, the Company will continue to pay not less than the foregoing guaranteed salary and benefits to each officer and covered employee as long as he remains an employee of the Company. The compensation to be paid to an officer or key employee pursuant to a Change of Control Agreement will be reduced by the amount of compensation, if any, the officer or key employee receives from any other employer during the relevant period.

     Mr. DeLaurentis' rights in the event of a change of control are set forth in an employment agreement dated July 10, 1997 and amended and restated on April 8, 1999. Under the agreement, at the time of a change in control all of Mr. DeLaurentis' stock options will fully vest, and if he is terminated or if his responsibilities are diminished, he will be entitled to receive as compensation $450,000 per year for two years following the change of control, together with customary benefits extended to Company executives. This agreement provides that Mr. DeLaurentis' initial base salary was $300,000 per year, which subsequently was increased by the Board of Directors to $320,000 per year. The agreement, which was to expire on August 3, 1999, has been extended for a 12 month term and will thereafter be extended for additional 12 month terms unless it is terminated by the Board of Directors not later than 90 days before the commencement of any subsequent 12 month term.

     The Named Executive Officers participate in the Company's Employee Stock Ownership Plan ("ESOP"). For the ESOP year ended December 31, 1998, 134,939 shares were awarded to the eligible Named Executive Officers and employees of the Company and its subsidiaries. There remain 402,780 shares of Common Stock in the ESOP Trust, to be allocated to the eligible employees during the next three ESOP plan years. The following table sets forth the ESOP shares allocated to the Named Executive Officers:

                           ALLOCATION OF ESOP SHARES

                                                             # SHARES
                                                             ALLOCATED     TOTAL SHARES    % SHARES
                                                            ON 12/31/98     ALLOCATED       VESTED
---------------------------------------------------------------------------------------------------
Leo Liebowitz                                                  1,870          3,840           20%
Vincent J. DeLaurentis                                         1,007          1,007           --
A.R. Charnes                                                   1,870          3,576           20%
Michael K. Hantman                                             1,870          3,840           20%
Samuel M. Jones                                                1,870          3,840           20%

                                 STOCK OPTIONS

     The following table sets forth additional information with respect to the stock options granted to the Named Executive Officers during the fiscal year ended January 31, 1999, including the potential realizable value from the stock options, assuming that they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                             ----------------------------------------------------
                                           % OF TOTAL
                                            OPTIONS                                  POTENTIAL REALIZABLE VALUE
                                           GRANTED TO                                 AT ASSUMED ANNUAL RATES
                                          EMPLOYEES IN                              OF STOCK PRICE APPRECIATION
                              OPTIONS     FISCAL YEAR    EXERCISE OR                     FOR OPTION TERM(1)
                              GRANTED        ENDED       BASE PRICE    EXPIRATION   ----------------------------
NAME                            (#)         1-31-99       ($/SHARE)       DATE       5%($)              10%($)
----------------------------------------------------------------------------------------------------------------
Leo Liebowitz                   --           --            --             --          --                  --
Vincent J. DeLaurentis         25,000         38.9          3.25        12/16/08     51,098             129,492
A. R. Charnes                   2,500          3.9          3.25        12/16/08      5,110              12,949
Michael K. Hantman             10,000         15.6          3.25        12/16/08     20,439              51,797
Samuel M. Jones                10,000         15.6          3.25        12/16/08     20,439              51,797

-------------------------
(1) The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on unknown or volatile factors. If the price of the Company's Common Stock appreciates, the value of the Company's Common Stock held by the stockholders will also increase. For example, the market value of the Company's Common Stock on January 31, 1999 was approximately $39,220,751, based upon the market price on that date. If the share price of the Company's Common Stock increases by 5% per year, the market value on January 31, 2009 of the same number of shares would be approximately $63,886,000. If the price of the Company's

    Common Stock increases by 10% per year, the market value on January 31, 2009 would be approximately $101,729,000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table provides information as to the value of stock options held by each of the Named Executive Officers at January 31, 1999 measured in terms of the closing price of the Company's Common Stock on January 31, 1999. No options were exercised by the Named Executive Officers during the fiscal year ended January 31, 1999.

                                                                                              VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                                                           OPTIONS AT FISCAL YEAR END(#)     AT FISCAL YEAR END ($)
                         SHARES ACQUIRED       VALUE               EXERCISABLE/                   EXERCISABLE/
NAME                     ON EXERCISE(#)     REALIZED(#)          UNEXERCISABLE(1)               UNEXERCISABLE(1)
---------------------------------------------------------------------------------------------------------------------
Leo Liebowitz               --                --                  --                              --
Vincent J.
  DeLaurentis               --                --                      15,000                      --
                                                                      85,000                      --
A. R. Charnes               --                --                       1,313                      --
                                                                       6,250                      --
Michael K. Hantman          --                --                      72,461                         13,539
                                                                      25,000                      --
Samuel M. Jones             --                --                      80,115                         15,625
                                                                      25,000                      --

-------------------------
(1) Except for the options granted in the last two fiscal years, pursuant to the Change in Control Agreements all unexercisable options granted in prior fiscal years held by Messrs. Hantman and Jones became exercisable on March 21, 1997.

STOCK OPTION PLAN

     The Company's 1997 Stock Option Plan (the "Stock Option Plan"), which has been approved by the Company's stockholders and was amended in 1998 after approval of the stockholders, authorizes the grant to directors, officers and other key employees of the Company and its subsidiaries of long-term incentive share awards in the form of options ("Options") to purchase shares of the Company's Common Stock. The Stock Option Plan is administered by a committee of three members of the Company's Board of Directors (the "Compensation Committee"). The maximum number of shares which may be the subject of outstanding Options under the Stock Option Plan is 2,000,000 and is subject to further adjustments for stock dividends and stock splits. As of January 31, 1999, 826,711 shares of the Company's Common Stock were issuable upon the exercise of options then outstanding under the Stock Option Plan. No grants may be made under the Stock Option Plan after March 2007. The number of shares remaining for grant under the stock option plan at April 22, 1999 was 683,425.

     The recipients, terms (including price and exercise period) and type of Option to be granted under the Stock Option Plan is determined by the Compensation Committee; however, the Option price per share under the Stock Option Plan generally must be at least equal to the fair market value of a share of the Company's Common Stock (110% of the amount in the case of Incentive Stock Options granted to any individual who owns stock representing more than 10% of the voting power of the Company's Common Stock) on the date the Option is granted. Subject to certain limitations, Options granted under the Stock Option Plan may be either Incentive Stock Options (within the meaning of Section 422(b) of the Internal Revenue Code) or Non-Qualified Stock Options. With certain limited exceptions, Options may not be exercised for a period of 12 months following the grant of the Option and are exercisable in installments as are specified in the Stock

Option Plan or the terms of each Option. The exercise period of an Option may not extend more than 10 years following its grant.

RETIREMENT PLANS

     The Company has a retirement profit-sharing plan with Deferred 401(k) Savings Plan Provisions (the "Retirement Plan") for employees meeting certain service requirements. Under the terms of the Retirement Plan, the annual discretionary contribution portion of the Retirement Plan is determined by the Board of Directors. For the 401(k) portion of the Retirement Plan, the Board of Directors has elected to contribute to the Retirement Plan for each participating employee an amount equal to 50% of the employee's contribution to the plan but in no event more than 3% of the employee's compensation.

     The Company also has a Supplemental Retirement Plan for Executives (the "Supplemental Plan"). Under the Supplemental Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), a participating executive may receive in his trust account an amount equal to 10% of his compensation, reduced by the amount of any contributions allocated to the executive under the Retirement Plan. The amounts paid to the trustee under the Supplemental Plan may be used to satisfy claims of general creditors in the event of the Company's or any of its subsidiaries' bankruptcy. The trustee may not cause the Supplemental Plan to be other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended. An executive's account vests in the same manner as under the Retirement Plan and is paid upon termination of employment. Under the Supplemental Plan, the Board of Directors may, during any fiscal year, elect not to make any payment to the account of any or all executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As previously noted, the current members of the Compensation Committee are Messrs. Montag, Chanin (since June 18, 1998) and Hall. The late Milton Safenowitz, a director of Getty Realty Corp. and former officer of the predecessor company, Getty Petroleum Corp., served on the Compensation Committee during the past fiscal year until he resigned from the Compensation Committee on June 18, 1998.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

To Our Stockholders:

     This report addresses the Company's compensation policies with respect to the compensation of the Chief Executive Officer and the other executive officers during fiscal 1999. The Compensation and Stock Option Committee (the "Compensation Committee") is responsible for setting the policies which govern base salary compensation, the Incentive Compensation Plan, the Retirement Plan, the Supplemental Retirement Plan, and the Stock Option Plan and for determining amounts payable under these Plans.

     Compensation of the Company's Executive Officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee of the Board of Directors, and is discussed, reviewed and approved by the full Board of Directors. The compensation of the Chief Executive Officer is also discussed, reviewed and approved by the full Board. The Company's philosophy is that under its total compensation program the Chief Executive Officer and other executives should: (1) have a greater portion of compensation at risk than other employees and (2) have a significant portion of their compensation tied directly to the performance of the business.

BASE SALARY

     The base salary program is designed to provide each employee with a salary competitive with salaries paid for similar positions in similar companies. Besides being able to attract and retain capable people, the Company will endeavor to ensure that each employee's compensation will be based on the person's ability, effort and achievement. In December 1998, consistent with the practice of the prior few years, except for Mr. DeLaurentis who received a merit increase earlier in the year and Mr. Charnes who received a promotional increase when he was elected a Vice President, all executive officers received a small increase in base salary.

ANNUAL INCENTIVE AWARDS

     Annual Incentive Awards are provided under the Company's Incentive Compensation Plan ("ICP"). The purpose of the ICP is to promote the achievement of the Company's targeted business objectives by providing competitive incentives to those employees who can impact the Company's performance. The total amount of cash available for annual ICP awards is approved by the Board of Directors after it evaluates a combination of criteria, and the Company achieves specific goals. Awards are based on a combination of Company performance, business unit performance, and individual performance based on specific objectives.

     The Compensation Committee determined that the incentive compensation of the Chief Executive Officer and the other Executive Officers (shown under the caption "Bonuses" in the Summary Compensation Table) should be between 31% and 80% of the targeted amount each executive officer could have received under the ICP for the fiscal year ended January 31, 1999.

STOCK OPTIONS

     Stock options are granted to encourage and facilitate personal stock ownership by the directors, executives and certain other key employees and thus strengthen their personal commitment to the Company and provide a longer term perspective to their managerial responsibilities. The stock option portion of the compensation program directly links the executive's interests with those of the stockholders. The Compensation Committee's policy is to grant stock option awards based on individual performance and the potential to contribute to the future success of the Company. In December 1998, options were awarded to four officers and certain key employees and certain directors. Mr. Liebowitz, who has not participated in the Stock Option Plan, did not receive any option grants during the fiscal year.

     The Compensation Committee believes that the three components described above provide compensation that is competitive with that offered by other corporations, and effectively links executive and stockholder interests through varied plans that are structured to coincide with the long term vision of the Company.

     Section 162(m) of the Internal Revenue Code denies the federal income tax deduction by publicly held corporations of compensation in excess of $1 million paid to certain executives and highly compensated officers during a fiscal year. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. In addition to salaries and bonuses, compensation income recognized upon the exercise of stock options may represent compensation subject to the Section 162(m) limitation. Although it is possible that in any given year, some portion of the compensation paid to a Company executive will not be tax deductible under Section 162(m), the Compensation Committee believes that portions of the affected executive's total compensation that are performance based are excepted from application of Section 162(m). Deductibility will also depend upon the amount of any bonus paid as an ICP award, upon the market price of the Company's shares on the date stock options are exercised, and the number of options exercised by an executive in any fiscal year.

     The report of the Compensation Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.
April 30, 1999                            Compensation and Stock Option
                                          Committee:

                                          Richard E. Montag (Chairman)
                                          Matthew J. Chanin
                                          Ronald E. Hall

                              CERTAIN TRANSACTIONS

     As a result of the spinoff, Mr. Liebowitz beneficially owns approximately the same percentage of the outstanding common stock of Getty Realty Corp. (approximately 17%) as he owns of the Company's Common Stock, without giving effect to the issuance of 5% of the Company's Common Stock to the ESOP. See "Beneficial Ownership of Common Stock." Mr. Liebowitz serves as a director of Getty Realty Corp. and is Getty Realty Corp.'s President and Chief Executive Officer. Mr. Howard Safenowitz and members of his family, together with the two Limited Partnerships, in the aggregate beneficially own approximately 17% of the common stock of Getty Realty Corp. Mr. Safenowitz is also a director of Getty Realty Corp.

     In connection with the spinoff, Getty Realty Corp., as lessor, and the Company, as lessee, entered into a Master Lease Agreement (the "Master Lease") with respect to approximately 1,000 service station and convenience store properties and 10 distribution terminals and bulk plants. The initial term of the Master Lease is 15 years (or periods ranging from one to fifteen years with respect to approximately 400 properties leased by Getty Realty Corp. from third parties), and generally provides the Company with four ten-year renewal options (or with respect to such leased properties, such shorter period as the underlying lease may provide). The Master Lease is a "triple-net" lease, so the Company is responsible for the cost of all taxes, maintenance, repair, insurance and other operating expenses. Rent for each of the properties was set using the fair market value of each property, assuming certain environmental conditions for which Getty Realty Corp. is responsible. For the past fiscal year, the Company paid net lease payments to Getty Realty Corp. aggregating approximately $56.4 million, and estimates that it will pay $56.2 million to Getty Realty Corp. in the current fiscal year.

     The Company and Getty Realty Corp. also entered into a Services Agreement (the "Services Agreement"), under which the Company provides certain administrative and technical services to Getty Realty Corp. and Getty Realty Corp. provides certain limited services to the Company. The Services Agreement was extended for one year effective March 1, 1999, terminable in whole or in part by either the

Company or Getty Realty Corp. on 30 days' notice. The net fees paid by Getty Realty Corp. during the past fiscal year to the Company under the Services Agreement were $960,000. The Company presently expects that many of such services will continue to be provided for the remainder of the current fiscal year.

     In addition, the Company and Getty Realty Corp. entered into a Trademark License Agreement providing for an exclusive, royalty-free license to the Company of certain Getty(R) trademarks, service marks and trade names (including the name "Getty") used in connection with the Company's business, within the territory specified in the agreement. The term of the agreement is 55 years, but in the event that the Master Lease terminates before then, the license will become non-exclusive and the Company will pay Getty Realty Corp. certain customary signage rental and royalty fees.

     The Company and Getty Realty Corp. also entered into a Tax Sharing Agreement that defines the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income, franchise or motor fuel taxes relating to the Company's business for tax years prior to and including March 21, 1997 and with respect to certain tax attributes of the Company after that date.

                            STOCK PERFORMANCE GRAPH
                           COMPARATIVE TOTAL RETURNS
                    APRIL 1, 1997 THROUGH JANUARY 31, 1999*
                      GETTY (GPM), S&P 500, AND PEER GROUP

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Peer Group for the period from April 1, 1997 through January 31,1999.
GRAPH

                                                GETTY PETE MARKETING INC      STANDARD & POORS 500             PEER GROUP
                                                ------------------------      --------------------             ----------
'4/1/97'                                                 100.00                      100.00                      100.00
'1/31/98'                                                133.76                      131.44                      138.82
'1/31/99'                                                 58.45                      173.85                       85.56

-------------------------------------------------------------------------------------------------
                                                                 1997       1998       1999
-------------------------------------------------------------------------------------------------
 Getty Petroleum Marketing Inc.                                 $100.00    $133.76    $ 58.45
-------------------------------------------------------------------------------------------------
 Standard & Poor's 500                                          $100.00    $131.44    $173.85
-------------------------------------------------------------------------------------------------
 Peer Group                                                     $100.00    $138.82    $ 85.56
-------------------------------------------------------------------------------------------------

Assumes $100 invested at the open of trading on 4/1/97 in the Company's Common Stock, Standard & Poor's 500, and Peer Group. The Company commenced trading on the New York Stock Exchange on 4/1/97.
*Cumulative total return assumes reinvestment of dividends.

     The Company has chosen as its Peer Group the following companies: Crown Central Petroleum Corp., Dairy Mart Convenience Stores, Inc., FFP Marketing Inc. and the Uni-Marts, Inc. The Company has chosen these companies as its Peer Group because a substantial segment of each of their businesses is petroleum marketing and distribution.

     E-Z Serve Corp. was included in the Peer Group in the Proxy Statement for the previous fiscal year. However, E-Z Serve Corp. is no longer publicly traded and its financial results are not available. Accordingly, E-Z Serve Corp. was removed from the Peer Group and Uni-Marts, Inc. has been added to the Peer Group. The Company owns 487,000 shares of Uni-Marts common stock, which the Company believes is approximately 7% of the total number of Uni-Marts common shares outstanding.

     The Stock Performance Graph should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and should not otherwise be deemed filed under such Acts.

     We cannot assure you that the Company's stock performance will continue in the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Pursuant to the direction of the Board of Directors, on March 23, 1999, the Audit Committee appointed the firm of PricewaterhouseCoopers L.L.P., subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the fiscal year ending January 31, 2000 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services. A majority of votes cast at the meeting is necessary in order to ratify the appointment of the independent auditors.

     Representatives of the firm of PricewaterhouseCoopers L.L.P., the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent public auditors for the fiscal year ending January 31, 2000.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based on its review of Forms 3 and 4 received by it during fiscal 1999 and of Forms 5 received by it with respect to fiscal 1999, the Company believes that during fiscal 1999 all of its executive officers and directors complied with the
Section 16(a) requirements.

                                 OTHER MATTERS

     Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments thereof, we intend to cast votes pursuant to the proxies with respect to these matters in accordance with the best judgment of the persons acting under the proxies.

     The proxy may be revoked at any time prior to its exercise. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock held of record by such persons. The Company will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by the Company.
April 30, 1999                            By Order of the Board of Directors,
                                          SAMUEL M. JONES
                                          Samuel M. Jones
                                          Vice President, General Counsel
                                          and Corporate Secretary

                                 -----------------------------------------
                                     WHEN PROXY IS OKAYED PLEASE SIGN &
                                              DATE IT ABOVE


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                        ANNUAL MEETING OF STOCKHOLDERS
                         GETTY PETROLEUM MARKETING INC.


                                 JUNE 17, 1999





               -PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED-
-------------------------------------------------------------------------------


A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE



                         WITHHOLD AUTHORITY
                      TO VOTE FOR ALL NOMINEES
                 FOR    LISTED AT RIGHT
1. ELECTION OF                                                                                                  FOR  AGAINST ABSTAIN
   DIRECTORS     [ ]         [  ]     NOMINEES: M. CHANIN       2.  The ratification of the appointment of      [ ]    [ ]     [ ]
                                                R. HALL             PricewaterhouseCoopers L.L.P. as indepen-
                                                L. LIEBOWITZ        dent auditors for the Company for the fiscal
                                                R. MONTAG           year ended January 31, 2000.
                                                H. SAFENOWITZ
                                                H. SILVERMAN    3.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the  meeting.

                                                                    Receipt is acknowledged of notice and proxy statement for the foregoing meeting and of annual report to stockholders for the fiscal year ended January 31, 1998.

                                                                    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
                                                                DIRECTED HEREIN BY UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS
                                                                MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

                                                                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                                THE ENCLOSED ENVELOPE.


SIGNATURE_____________________  DATE______________  SIGNATURE_____________________  DATE______________
NOTE:  Please sign exactly as the name appears herein.  When shares are held by joint tenants, both should sign.
       When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
       If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.


-------------------------------------------------------------------------------

                         GETTY PETROLEUM MARKETING INC.
                     125 JERICHO TPKE., JERICHO, N.Y. 11753
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Getty Petroleum Marketing Inc. hereby constitutes and appoints LEO LIEBOWITZ and SAMUEL M. JONES, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting, (or if only one shall be present and acting at the meeting then that one,) all of the shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at 270 Park Avenue, 11th Floor, New York, New York, on June 17, 1999 and at any adjournments thereof.


                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

-------------------------------------------------------------------------------